UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2023

TPCO Holding Corp.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	0-56348	98-1566338
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Leigh Avenue, San Jose, California	95125
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (669) 279-5390

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On March 31, 2023, TPCO Holding Corp. (the “Company”) issued a press release announcing its financial results for its fiscal quarter and year ended December 31, 2022. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

The information provided under this Item (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 31, 2023, the Company promoted Rozlyn Lipsey from Executive Vice President of Operations to Chief Operating Officer. The promotion qualifies Ms. Lipsey as a principal operating officer of the Company under applicable securities laws.

Ms. Lipsey brings 9 years experience in cannabis and over 25 years of forming and scaling operating companies in the agricultural, construction, and manufacturing and distribution spaces. As Chief Operating Officer, Ms. Lipsey will oversee all operations including cultivation, manufacturing, distribution, procurement, strategic sourcing and wholesale. Prior to joining the Company in June 2022 as Executive Vice President of Operations, Ms. Lipsey was President and Managing Partner of a vertically integrated cannabis company that sold its assets in Arizona to MedMen Enterprises Inc. (“MedMen”) in 2018. This transaction brought Ms. Lipsey to MedMen, where she served from January 2019 to May 2022 , most recently served as Chief Operating Officer .

Ms. Lipsey began her career in the Foreign Agricultural Service , responsible for the analysis of the cotton and textile complex in Central Asia . This led to her role as the Director of Business Development for an international, vertically integrated cotton processing and trading company, Anderson Clayton.

Ms. Lipsey moved into the President and COO role in the Jokake Companies, a family investment office, where she managed a $30 million revenue farming, residential, and commercial property for strategic divestment with a large private equity fund; built, scaled and successfully divested a calcium carbonate manufacturing company (Superior Marble) serving the building materials industry; diversified and scaled a $100 million commercial contracting firm (Jokake Construction) and successfully transitioned its first generation ownership; and co-founded a national chemical distribution company (ProKure 1) focused on commercial remediation companies and cannabis cultivators.

Ms. Lipsey holds an undergraduate degree in Economics from Allegheny College and a Master of Business Administration from Kent State University. Ms. Lipsey is 52 years old.

Ms. Lipsey has an annual base compensation of $300,000. She participates in the Company’s Annual Incentive Plan with a 50% of annual base pay bonus target. Annual Incentive Plan awards are based on achieving business metrics as set by the board of directors of the Company (the “Board”) and individual performance. Annual Incentive Plan awards are distributed on a discretionary basis at the discretion of the Board. Ms. Lipsey participates in the TPCO equity plan and is eligible for annual RSU grants, both time and performance-based grants, subject to Board approval. In the event of termination as a result of the Company eliminating Ms. Lipsey’s position for reasons not attributable to performance, Ms. Lipsey will be entitled to (a) continuation of base salary for six months following the effective date of termination, (b) payment by the Company of the employer portion of medical insurance for a period of six months following the effective date of termination provided Ms. Lipsey pays for the employee contribution portion of such insurance and (c) to receive a pro rata portion of targeted Annual Incentive Plan award (collectively, “Severance”). Payment of any Severance is subject to Ms. Lipsey’s execution and non-revocation of a general release of claims in a form reasonably acceptable to the parties and continued compliance with post-employment confidentiality covenants.

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The description of Ms. Lipsey’s compensation is qualified in its entirety by reference to her Employment Offer letter and the first amendment thereto, which are filed as Exhibits 99.1 and 99.2, respectively, to this Current Report and are incorporated herein by reference.

There are no arrangements or understandings between Ms. Lipsey and any other person pursuant to which Ms. Lipsey was selected to be Chief Operating Officer. There are no family relationships between Ms. Lipsey and any of the Company’s directors or other executive officers, and Ms. Lipsey is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 31, 2023
99.2	Rozlyn Lipsey Employment Offer from TPCO US Holding LLC dated May 10, 2022
99.3	First Amendment to Offer of Employment between Rozlyn Lipsey and TPCO US Holding LLC dated February 3, 2023
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2023

TPCO HOLDING CORP.

By:	/s/ Mike Batesole
Name:	Mike Batesole
Title:	Chief Financial Officer

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